EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)



                                                                             YEAR ENDED DECEMBER 31,

                                                            1998         1999         2000         2001         2002
                                                          ------------------------------------------------------------
    Earnings:
         Income before income taxes                       $  6,334     $ 20,151     $ 47,499     $ 50,340     $ 88,579
         Fixed charges per below                             5,420       12,142       29,453       31,093       33,839
         Less:  capitalized interest per below                --           --              8          213          218
         Current period amortization of interest
           capitalized in prior periods                       --           --           --           --           --
                                                          ------------------------------------------------------------
    Total earnings                                        $ 11,754     $ 32,293     $ 76,944     $ 81,220     $122,200
                                                          ============================================================

    Fixed charges and preferred stock dividends:
         Interest expense                                 $  3,458     $ 11,531     $ 28,705     $ 30,045     $ 32,228
         Capitalized interest                                 --           --              8          213          218
         Interest portion of rent expense                      197          611          740          835        1,393
         Preferred dividend requirements                     1,765         --           --           --           --
                                                          ------------------------------------------------------------
    Total fixed charges and preferred stock dividends     $  5,420     $ 12,142     $ 29,453     $ 31,093     $ 33,839
                                                          ============================================================

    Ratio of earnings to combined fixed charges
      and preferred stock                                      2.2          2.7          2.6          2.6          3.6
                                                          ============================================================